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                                                                     EXHIBIT 5.1


                               November 12, 1997


International Manufacturing Services, Inc.
2071 Concourse Drive
San Jose, California 95131

        RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on November 12, 1997 (Registration No. 333-_________) (the "Registration Statement"), in connection with your registration of 5,790,000 shares of your Class A Common Stock, $0.001 par value per share (the "Shares"). As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the sale and issuance of the Shares.

        It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your legal counsel, to be taken prior to the issuance of the Shares, including the proceedings being taken in order to permit such transaction to be carried out in accordance with applicable sate securities laws, the Shares, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by your Board of Directors, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.


                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation

                                            /s/ WILSON SONSINI GOODRICH & ROSATI